                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        -------------------------------


                                   FORM 8-K/A


                                 Current Report

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) March 9, 1998



                      EASTERN ENVIRONMENTAL SERVICES, INC.
                 (Exact name of issuer as specified in charter)



        Delaware                       0-16102                 59-2840783
(State or Other Jurisdiction          Commission              (I.R.S. Employer
    Or Incorporation or               File Number              Identification
       Organization)                                            Number)



                1000 CRAWFORD PLACE, MT. LAUREL, NEW JERSEY 08054
                    (Address of principal executive offices)


                                 (609)235-6009
             (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.
          -------------------------------------

     On March 9, 1998, Eastern Environmental Services, Inc. (the "Registrant") consummated the acquisition of Bluegrass Containment, Inc. ("Bluegrass") pursuant to the terms of a Stock Purchase Agreement dated March 2, 1998, as amended March 9, 1998 by and among Thomas Smith, Jr. and Mark Rust (collectively, the "Shareholders" or "Sellers") and the Registrant. The description of the acquisition transaction set forth herein is qualified in its entirety by the Stock Purchase Agreement and its subsequent amendment. The Stock Purchase Agreement and its subsequent amendment are incorporated as Exhibit 10.1 and Exhibit 10.2, respectively.

     Pursuant to the Stock Purchase Agreement, as amended, the Registrant purchased all of the outstanding common stock of Bluegrass resulting in the Shareholders receiving unregistered shares of the Registrant's common stock, $.01 par value valued at $24.25. Total stock consideration paid included a base purchase price of $4,100,000 increased for the amount by which the accounts receivable of Bluegrass exceeds accounts payable, closure and post-closure collateral investments and operating cash in excess of $100,000; all amounts measured as of the closing date. No cash was paid to the Shareholders for the acquisition of the shares of the Company. The acquisition is to be accounted for using the "pooling of interests" method.

     The merger includes all of the assets and liabilities relating to the operation of the Company. The acquired assets were used by the Shareholders in the operation of a construction and demolition debris disposal facility. The Registrant intends to continue to use the acquired assets for this purpose.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA
          FINANCIAL INFORMATION AND EXHIBITS.
          ----------------------------------


    (A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

         Independent Auditors' Report
         Balance Sheet as of December 31, 1997
         Statement of Income and Retained Earnings for the Year Ended
                  December 31, 1997
         Statement of Cash Flows for the Year Ended December 31, 1997 Notes to Financial Statements

    (B)  PRO FORMA FINANCIAL INFORMATION

         Pro Forma Consolidated Statement of Income for the Year Ended June 30, 1997 (Unaudited)

         Pro Forma Consolidated Statement of Income for the Six Months Ended December 31, 1997 (Unaudited)

         Pro  Forma   Consolidated   Balance  Sheet  as  of  December  31,  1997
         (Unaudited)


    (C)  EXHIBITS

   10.1* Stock Purchase Agreement dated March 2, 1998, between Eastern
         Environmental Services, Inc., Thomas Smith, Jr. and Mark Rust.

   10.2* Amendment No.1 dated March 9, 1998 to the Stock Purchase Agreement dated March 2, 1998 by and between the Registrant and the Shareholders of Bluegrass Containment, Inc.

    23.1 Consent of Strothman & Company PSC


-----------
 *       Incorporated by reference

                                   SIGNATURE
                                   ---------


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Eastern Environmental Services, Inc.

Date: April 8, 1998             By: /s/ Gregory M. Krzemien
                                    --------------------------------------------
                                    Gregory M. Krzemien, Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
NO.               DESCRIPTION
--                -----------

23.1              Consent of Strothman & Company PSC

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED JUNE 30, 1997
                  AND THE SIX MONTHS ENDED DECEMBER 31, 1997

     The following unaudited pro forma consolidated statements of income for the year ended June 30, 1997 and the six months ended December 31, 1997 give effect to (i) the acquisition on August 15, 1997 of all the outstanding stock of Harford Disposal, Inc. ("Harford") by Eastern Environmental Services, Inc. (the "Registrant") with immediately thereafter, all of the outstanding stock of Pappy, Inc. being purchased by Harford for total consideration paid by Eastern Environmental Services, Inc. of approximately $12 million. Harford's only activity was the acquisition of Pappy, Inc. and therefore Pappy, as the predecessor company, constitutes the business acquired by the Registrant; (ii) the acquisition on August 20, 1997 of all the outstanding stock of Soil Remediation of Philadelphia, Inc. ("SRP") by the Registrant for consideration consisting of 270,000 unregistered shares of the Registrant's common stock valued at $15.625 per share. Simultaneously, with the closing of the SRP transaction, the Registrant and its wholly owned subsidiary, Eastern Environmental Services, Inc. of Fairless Hill, Inc. ("EESI of Fairless"), entered into an Agreement (the "Fairless Hills Agreement") dated August 20, 1997 with USA Waste Services, Inc. ("USA Waste"), USA Waste of Fairless Hills, Inc. ("USA Fairless"), Clean Soils of Fairless Hills, Inc. ("Clean Soils Fairless") to evidence a transaction under which EESI of Fairless will acquire all stock of Clean Soils Fairless and USA Fairless, two companies under common ownership with SRP by USA Waste. The closing of the acquisition of the stock of Clean Soils Fairless and USA Fairless are pending upon satisfaction of certain normal conditions which the Registrant believes will be resolved; (iii) the acquisition of Pine Grove, Inc. ("Pine Grove") pursuant to the terms of a Stock Purchase Agreement for consideration of $46 million including the assumption of approximately $12 million of debt; and (iv) the acquisition of Bluegrass Containment, Inc. ("Bluegrass") pursuant to the terms of a Stock Purchase Agreement dated March 2, 1998, as amended March 9,1998.

     The following unaudited pro forma consolidated statements of income for the year ended June 30, 1997 and the six months ended December 31, 1997 give effect to the aforementioned transactions as if the transactions had occurred on July 1, 1996. The following unaudited pro forma financial data may not be indicative of what the results of operations or financial position of Eastern Environmental Services, Inc. would have been, had the transactions to which such data gives effect had been completed on the date assumed, nor are such data necessarily indicative of the results of operations or financial position of Eastern Environmental Services, Inc. that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the consolidated financial statements and notes of Eastern Environmental Services, Inc. as of June 30, 1997 and for each of the three years in the period then ended and the historical financial statements of Bluegrass Containment, Inc. appearing elsewhere in this filing.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR
                          THE YEAR ENDED JUNE 30,1997

                              Eastern
                           Environmental                                                                             Pro Forma
                           Services, Inc.    Pappy, Inc.       SRP      Clean Soils     Pine Grove     Bluegrass    Adjustments
                           --------------    -----------       ---      -----------     ----------     ---------    -----------
Revenues                    $96,056,945      $2,803,860    $3,649,026    $1,513,224     $14,559,569    $1,469,588    $        -

Cost of revenues             65,496,657         910,970     6,944,870     1,755,047       9,804,650       917,128           411  (1)

Selling, general and
  administrative expenses    15,579,744         430,787       704,137       165,768       1,274,391        93,830       (86,918) (2)

Depreciation and
  amortization                5,161,549         107,914       975,224       299,068       4,727,837        54,750       745,434  (1)
                                                                                                                     (1,256,280) (4)
                                                                                                                     (2,307,885) (5)

Merger costs                  3,336,792               -             -             -               -             -             -
                            -----------      ----------    ----------    ----------     -----------    ----------    ----------

Operating income (loss)       6,482,203       1,354,189    (4,975,205)     (706,659)     (1,247,309)      403,880     2,905,238

Interest (expense) income
  net                        (2,539,931)         13,717             -             -        (151,454)            -         9,750  (3)
                                                                                                                     (1,976,000) (6)
Other income (expense),
  net                           131,819             552             -             -          58,372        22,705             -
                            -----------      ----------    ----------    ----------     -----------    ----------    ----------

Income (loss) before
  income taxes                4,074,091       1,368,458    (4,975,205)     (706,659)     (1,340,391)      426,585       938,988

Income tax (expense)
  benefit                    (1,606,205)              -     1,990,082       282,664         507,532             -    (2,124,328) (7)
                            -----------      ----------    ----------    ----------     -----------    ----------    ----------

Net income (loss)           $ 2,467,886      $1,368,458   $(2,985,123)   $ (423,995)    $  (832,859)   $  426,585   $(1,185,340)
                            -----------      ----------    ----------    ----------     -----------    ----------    ----------

Net income (loss) per
  share

Weighted average number
  of shares outstanding

                               Pro
                              Forma
                           Consolidated
                           ------------

Revenues                   $120,052,212

Cost of revenues             85,829,733

Selling, general and
  administrative expenses    18,161,739

Depreciation and
  amortization                8,516,611



Merger costs                  3,336,792
                            -----------

Operating income (loss)       4,216,337

Interest (expense) income
  net                        (4,643,918)

Other income (expense),
  net                           213,448
                            -----------

Income (loss) before
  income taxes                 (214,133)

Income tax (expense)
  benefit                      (950,255)
                            -----------

Net income (loss)           $(1,164,388)
                            -----------

Net income (loss) per
  share                           $(.08)
                            -----------
Weighted average number
  of shares outstanding     $14,948,250 (8)
                            -----------

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                    INCOME FOR THE YEAR ENDED JUNE 30, 1997

(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

(3) To eliminate interest expense of $9,750 related to debt of Pappy, Inc. not acquired by the Registrant.

(4) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of SRP and Clean Soils had been completed on July 1, 1996 net of historical depreciation and amortization expense of SRP and Clean Soils.

(5) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(6) To record additional interest expense of $1,976,000 from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of approximately $27 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $318,000, excluding interest on debt assumed.

(7) The Company's pro forma effective tax provision is after consideration of state income taxes and federal and state income taxes related to the termination of Sub "S" status of certain companies acquired accounted for as pooling of interests.

(8) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the merger, respectively, were considered to have been outstanding from July 1, 1996.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR
                    THE SIX MONTHS ENDED DECEMBER 31, 1997


                                                  Eastern                                                               Pro
                                               Environmental                     Pine                    Pro Forma     Forma
                                               Services, Inc.    Pappy Inc.     Grove     Bluegrass    Adjustments   Consolidated
                                               --------------    ----------     -----     ---------    -----------   ------------

Revenues                                        $77,959,150     $197,131     $6,265,436   $1,028,514   $    -        $85,450,231

Cost of revenues                                 49,437,429       92,161      3,424,611      474,353                  53,428,554

Selling, general and administrative expenses     11,455,113       86,012        386,816       94,899     (10,775)(2)  12,012,065

Depreciation and amortization                     5,424,432       11,300      2,172,102       24,693     140,158 (1)   6,814,972
                                                                                                        (957,713)(4)
Merger costs                                      2,725,000           -            -              -           -        2,725,000
                                                 ----------       ------      ---------    ---------    --------      ----------

Operating income                                  8,917,176        7,658        281,907      434,569     828,330      10,469,640

Interest (expense) income, net                     (977,794)       1,109       (109,907)          -        1,197 (3)
                                                                                                        (640,760)(5)  (1,726,155)
Other income, net                                   273,564          600          3,421       29,769          -          307,354
                                                 ----------       ------      ---------    ---------    --------      ----------

Income before income                              8,212,946        9,367        175,421      464,338     188,767       9,050,839
taxes

Income tax (expense) benefit                     (3,556,000)          -        (143,105)          -      (68,895)(6)  (3,768,000)
                                                 ----------       ------      ---------    ---------    --------      ----------

Net income                                       $4,656,946       $9,367        $32,316     $464,338    $119,872      $5,282,839
                                                 ==========       ======      =========    =========    ========      ==========


Net income per share                                                                                                        $.22
                                                                                                                             ===

Weighted average number of shares
 outstanding                                                                                                          23,494,532(7)
                                                                                                                      ==========

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
               INCOME FOR THE SIX MONTHS ENDED DECEMBER 31, 1997

(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

(3) To eliminate interest expense of $1,197 related to debt of Pappy, Inc. not acquired by the Registrant.

(4) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(5) To record additional interest expense of $640,760 from borrowings (at the Company's average borrowing rate of 7.25% under the Company's revolving credit facility) of approximately $27 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $174,865, excluding interest expense on debt assumed.

(6) The Company's pro forma tax provision reflects an effective rate of 44% considering federal and state income taxes and the effect of certain non-deductible costs principally relating to acquisitions consummated.

(7) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the merger, respectively, were considered to have been outstanding from July 1, 1997.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

The following unaudited pro forma consolidated balance sheet at December 31, 1997 gives effect to the acquisition of Bluegrass Containment, Inc. ("Bluegrass") pursuant to the terms of a Stock Purchase Agreement dated March
2, 1998 as amended on March 9, 1998. The total consideration for the acquisition of Bluegrass consisted of unregistered shares of the Registrant's common stock valued at $24.25 per share and included a base purchase price of $4,100,000 increased for the amount by which the accounts receivable of Bluegrass exceeds accounts payable, closure and post-closure collateral investments and operating cash in excess of $100,000. The above transaction is to be accounted for using the "pooling of interests" method.

The following unaudited pro forma financial data may not be indicative of what the financial condition of EESI would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of EESI that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes of Eastern Environmental Services, Inc. as filed in the Company's report on Form 8-K (filed February 27, 1998) and the historical financial statements of Bluegrass appearing elsewhere in this filing.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997


                                                  Eastern
                                                Environmental                      Pro Forma      Pro Forma
                                                Services, Inc.    Bluegrass       Adjustments    As Adjusted
                                                --------------    ---------       -----------    -----------
ASSETS
Current assets
  Cash and cash equivalents                       $5,231,625      $1,092,195            $--       $6,323,820
  Accounts receivable, net of
    allowance                                     21,689,297         335,306                      22,024,603
  Deferred income taxes                            1,410,000              --                       1,410,000
  Prepaid expenses and other current
    assets                                         3,660,110           5,386                       3,665,496
                                               -------------    ------------    -----------     ------------
    Total current assets                          31,991,032       1,432,887                      33,423,919
Net property, plant & equipment                  134,995,731         231,427                     135,227,158
Excess cost over fair market value of
  net assets acquired                             71,285,712              --                      71,285,712
Intangible assets, net                            14,412,328              --                      14,412,328
Notes receivable from stockholders/
  officers                                           432,902              --                         432,902
Other assets                                       3,052,190              --                       3,052,190
                                               -------------    ------------    -----------     ------------
    Total assets                                $256,169,895      $1,664,314            $--     $257,834,209
                                               =============    ============    ===========     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities on long-term
    debt                                          $1,235,245             $--            $--       $1,235,245
  Current maturities of obligations
    under capital leases                           1,238,789              --                       1,238,789
Accounts payable                                   7,439,366         125,036                       7,564,402
Accrued expenses and other current
  liabilities                                     12,990,512         327,000                      13,317,512
Deferred revenue                                   3,452,693              --                       3,452,693
Income taxes payable                                  63,446              --                          63,446
Current portion of accrued landfil
  closure and other environmental
    costs                                          2,078,000         200,000                       2,278,000
                                               -------------    ------------    -----------     ------------
      Total current liabilities                   28,498,051         652,036                      29,150,087
                                               -------------    ------------    -----------     ------------
Deferred income taxes                              2,880,576              --                       2,880,576
Long-term debt                                    51,197,650              --                      51,197,650
Capital lease obligations--
  long-term                                        1,258,993              --                       1,258,993
Accrued landfill closure and other
  environmental costs                             11,318,127         454,517                      11,772,644
Other long-term liabilities                       13,221,023              --                      13,221,023

Stockholders' equity
  Common stock                                       229,915         141,000      (139,018) (1)      231,897
  Additional paid-in capital                     140,994,498              --        139,018 (1)  141,133,516
  Retained earnings (deficit)                      6,647,321         416,761                       7,064,082
  Less treasury stock at cost--
    39,100 common shares                            (76,259)              --                        (76,259)
                                               -------------    ------------    -----------     ------------
    Total stockholders' equity                   147,795,475         557,761             --      148,353,236
                                               -------------    ------------    -----------     ------------
    Total liabilities and stockholders'
      equity                                    $256,169,895      $1,664,314            $--     $257,834,209
                                               =============    ============    ===========     ============

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997



1) To record the exchange of Bluegrass Containment, Inc. stock for Eastern Environmental Services, Inc. common stock.

Audited Financial Statements

BLUEGRASS CONTAINMENT, INC.

December 31, 1997





Independent Auditors' Report .................................  1

Financial Statements

     Balance Sheet ...........................................  2

     Statement of Income and Retained Earnings ...............  3

     Statement of Cash Flows .................................  4

     Notes to Financial Statements ...........................  5

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Bluegrass Containment, Inc.
Hartford, Kentucky


We have audited the balance sheet of Bluegrass Containment, Inc. (an S Corporation) as of December 31, 1997 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bluegrass Containment, Inc. as of December 31, 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                     /s/ Strothman & Company PSC
Louisville, Kentucky
March 18, 1998

Balance Sheet

BLUEGRASS CONTAINMENT, INC.

December 31, 1997



Assets

Current Assets
     Cash                                                    $         496,440
     Accounts receivable                                               335,306
     Unexpired insurance and bonds                                       5,386
     Securities available for sale                                     595,755
                                                             ------------------

                                  Total Current Assets               1,432,887

Land, Property and Equipment
     Land                                                              125,436
     Landfill development costs                                        205,775
     Buildings and improvements                                         15,000
     Equipment                                                          54,790
                                                               ---------------

                                                                       401,001
     Less accumulated depreciation and amortization                    169,574
                                                               ---------------

                           Net Land, Property and Equipment            231,427
                                                               ---------------

                                                               $     1,664,314
                                                               ===============
Liabilities and Stockholders' Equity

Current Liabilities
     Accounts payable                                           $       87,475
     Accounts payable - related party                                   37,561
     Closure reserves                                                  200,000
     Dividends payable                                                 327,000
                                                                --------------

                                  Total Current Liabilities            652,036

Noncurrent Liabilities
     Closure reserves                                                  454,517

Stockholders' Equity
     Common Stock, no par value, authorized 2,000 shares,
         issued and outstanding 1,000 shares                           141,000
     Retained earnings                                                 419,512
     Net unrealized loss on securities available for sale               (2,751)
                                                                --------------

                                 Total Stockholders' Equity            557,761
                                                                --------------

                                                                $    1,664,314
                                                                ==============
See Notes to Financial Statements

Statement of Income and Retained Earnings

BLUEGRASS CONTAINMENT, INC.

Year Ended December 31, 1997



Income
     Disposal revenues                                      $      2,044,787
     Miscellaneous revenue                                            10,000
     Dividends                                                        18,943
     Interest                                                         17,557
                                                           -----------------

           Total Income                                            2,091,287

Costs and Expenses
     Trucking costs                                                  561,897
     Depletion of landfill development costs                          41,161
     Closure reserves                                                186,514
     Labor-related party                                             151,830
     Equipment rentals                                                49,697
     Equipment rentals, related party                                 41,985

     Engineering and site maintenance costs                           29,327
     Fuel                                                             12,805
     Road maintenance                                                 14,166
     Professional fees                                                13,337
     Travel                                                            4,171

     Insurance and bonding expense                                    11,752
     Utilities and telephone                                           6,931
     Miscellaneous                                                     4,562
     Parts and repairs                                                26,298
     Office expense                                                    4,323

     Depreciation                                                      7,432
     Taxes and licenses                                               86,909
     Permits                                                             381
     Commissions                                                       5,320
     Management fee                                                   13,000

     Bad debt expense                                                  1,099
     Advertising                                                         585
                                                                ------------

           Total Costs and Expenses                                1,275,482
                                                                ------------

                                                 Net Income          815,805

Retained Earnings Beginning of Year                                   30,707

Stockholder dividends                                               (427,000)
                                                                ------------

                                Retained Earnings End of Year   $    419,512
                                                                ============


See Notes to Financial Statements

Statement of Cash Flows

BLUEGRASS CONTAINMENT, INC.

Year Ended December 31, 1997



Operating Activities
     Net income                                                $        815,805
     Adjustments
         Depreciation                                                     7,432
         Depletion of landfill development costs                         41,161
         Closure reserves                                               186,514
         Changes in certain current assets and liabilities
              Accounts receivable                                      (274,468)
              Unexpired insurance and bonds                               1,022
              Accounts payable                                           62,936
              Customer deposits                                         (10,000)
                                                               -----------------

           Net Cash Provided By Operating Activities                    830,402

Investing Activities
     Purchases of equipment                                              (5,700)
     Purchases of securities available for sale                        (598,506)
                                                               -----------------

           Net Cash Used In Investing Activities                       (604,206)

Financing Activities
     Dividends to stockholders                                         (100,000)
                                                                ---------------

           Net Cash Used In Financing Activities                       (100,000)
                                                                ---------------

                                        Net Increase in Cash            126,196

Cash Beginning of Year                                                  370,244
                                                                 --------------

                                             Cash End of Year    $      496,440
                                                                 ==============

Non-Cash Financing Activity
     Dividends payable                                           $       327,000
                                                                 ===============


See Notes to Financial Statements

Notes to Financial Statements

BLUEGRASS CONTAINMENT, INC.

December 31, 1997



NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business--The Company operates a landfill in Ohio County, Kentucky.
------------------
The landfill is currently permitted to accept inert materials. The landfill permit was renewed during 1994 for a ten year term.

Revenue Recognition--Disposal revenue is recorded at the date of actual
-------------------
disposal.  Other revenues are recognized when services are performed.

Landfill Development Costs--Landfill development costs are capitalized and
--------------------------
depleted using the unit-of-production method over the estimated related airspace capacity or useful life of the disposal permit, whichever is shorter. Costs are excluded from depletion until the disposal permit is obtained and operations have commenced. Landfill development costs are reviewed periodically to determine whether the costs are realizable.

Property and Equipment--Depreciation is provided using accelerated and straight-
----------------------
line methods over the following estimated useful lives:

Building and improvements                          31.5  years
Equipment                                        5 to 7  years

Closure Reserves--Disposal facility closure and post-closure monitoring costs
----------------
are accrued over the estimated useful lives of such facilities. These costs are based on engineering estimates. Expenditures expected to be made during the next year are classified as current liabilities and expenditures expected to be made after one year are classified as noncurrent liabilities in the accompanying financial statements.

Estimates--The preparation of financial statements in conformity with generally
---------
accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes--The Company and its stockholders elected to be taxed as an S
------------
Corporation as defined in the Internal Revenue Code. Accordingly, the income or loss of the Company is reported by the stockholders on their individual income tax returns.


NOTE B--CONCENTRATION OF CREDIT RISK

Cash of the Company is insured by the Federal Deposit Insurance Corporation
(FDIC) up to $100,000. Bank balances at December 31, 1997 exceed the FDIC insured amount by $396,500.

BLUEGRASS CONTAINMENT, INC.

December 31, 1997



NOTE C--SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of the following:



                                                   December 31, 1997
                                         ---------------------------------------
                                               Cost                 Market
                                         ---------------       ---------------
MARKETABLE EQUITY SECURITIES             $       598,506       $       595,755
                                         ===============       ===============

Gross unrealized losses pertaining to the marketable equity securities as of December 31, 1997 is as follows:


MARKETABLE EQUITY SECURITIES
         Current losses                  $        (2,751)
                                         ---------------

                NET UNREALIZED LOSS      $        (2,751)
                                         ===============

Securities available for sale are pledged as collateral on a letter of credit. The letter of credit is used for bonding purposes.


NOTE D--RELATED PARTY TRANSACTIONS

Mark A. Rust owns 49% of Bluegrass Containment, Inc. He also owns Rust of Kentucky, Inc.

The Company had the following amounts due to and transactions with Rust of Kentucky, Inc. during 1997.


Accounts payable at December 31, 1997                          $        24,561
                                                               ===============

Equipment rentals and operating expenses                       $       180,358
                                                               ===============

The Company owes its stockholders $13,000 at December 31, 1997 for management services provided during 1997.


NOTE E--CONTRACTS AND ECONOMIC DEPENDENCY

The Company has a ten year term contract with Owensboro Municipal Utilities
(OMU) to landfill a monthly minimum of twenty-seven hundred tons of sludge. Landfill revenues attributed to the OMU contract were $1,194,031 for 1997. At December 31, 1997, the Company had $181,282 in accounts receivable from OMU.

BLUEGRASS CONTAINMENT, INC.

December 31, 1997



NOTE F--CONTINGENCIES

Insurance Coverage
------------------

Insurance coverage for accidental Environmental Impairment Liability ("EIL") risk continues to be unavailable at a cost which management believes is reasonable. The coverage terms and cost of the limited EIL insurance which is available to the Company are such that insurance has not been purchased. In the event the Company continues to not purchase risk-transfer EIL insurance coverage, the Company's net income could be adversely affected in the future if uninsured losses were to be incurred.

Gain Contingency
----------------

The company has filed suit against Big Rivers Electric Corporation for breach of contract. Based upon the opinion of the company's counsel, the suit could result in a settlement or award by the court in the favor of the company. At this time, however, no estimate can be made as to the time or the amount, if any, of ultimate recovery.


NOTE G--BUSINESS COMBINATION SUBSEQUENT EVENT

The stockholders of Bluegrass Containment, Inc. (BCI) agreed to merge BCI with Eastern Environmental Services, Inc. in a tax free exchange of stock accounted for as a pooling of interest effective March 7, 1998.